Exhibit 99.1

[VIROPHARMA INCORPORATED LOGO]	Contacts:	Vincent J. Milano Vice President, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225
Kori Beer Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Third Quarter Financial Results

Exton, PA, November 6, 2003 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the quarter ended September 30, 2003.

For the quarter ended September 30, 2003, the Company reported a net loss of $15.8 million compared to net income of $17.4 million for the same period in 2002. Net loss per share for the quarter ended September 30, 2003 was $0.61 per share, basic and diluted, compared to net income of $0.71 per share, basic and diluted, for the same period in 2002.

ViroPharma’s loss from continuing operations for the quarter ended September 30, 2003 was approximately $15.8 million, compared to income from continuing operations of approximately $5.1 million for the same period in 2002. Loss per share from continuing operations for the quarter ended September 30, 2003 was $0.61 per share, basic and diluted, compared to an income per share from continuing operations of $0.21 per share, basic and diluted, in the same period in 2002. During the third quarter of 2002, the Company purchased $23.7 million of face value of its outstanding 6% convertible subordinated notes due 2007 for $8.0 million, resulting in a gain of $15.2 million after the write-off of related debt issue costs. There were no similar debt repurchases during the third quarter of 2003.

Revenues were approximately $0.2 million for the quarter ended September 30, 2003, compared to approximately $4.2 million during the same period in 2002. During the quarter ended September 30, 2003, the Company recognized license fee and milestone revenue of approximately $0.2 million from advance payments received under our collaboration with Wyeth, compared to recognizing license fee and milestone revenue of approximately $4.2 million from advance payments received under our collaboration agreements with Wyeth and Aventis Pharmaceuticals Inc. during the same period in 2002. During the quarter ended September 30, 2002, the Company accelerated recognition of $4.0 million of up-front license fee revenue related to the collaboration agreement with Aventis that was terminated in August of 2002.

Research and development expenses decreased approximately $3.1 million to $7.0 million in the third quarter of 2003 from $10.1 million in the third quarter of 2002. During the quarter ended September 30, 2003 the Company was engaged in activities preparing for the initiation of phase 1 clinical trials in our CMV and hepatitis C programs, activities related to exploring the feasibility of pursing the development of Picovir® (pleconaril) for the treatment of serious and life-threatening diseases caused by enterovirus infections, activities related to developing an intranasal formulation of Picovir® for the treatment of the common cold and discovery research. In comparison, during the third quarter of 2002 our primary research and development focus related to activities in HCV being performed at Wyeth, the preparation of an investigational new drug application (IND) for an HCV product candidate, conducting a phase 1 study for the treatment of respiratory syncytial virus disease, completing drug interaction studies with the tablet formulation of Picovir® and discovery research.

In the quarter ended September 30, 2003, the Company paid GlaxoSmithKline a $3.5 million license fee for the worldwide rights (excluding Japan) to maribavir, or 1263W94, that is an inhibitor of cytomegalovirus (CMV).

During the quarter ended September 30, 2003, the Company had no marketing expenses. During the same period in 2002, the Company incurred $0.7 million in marketing expenses related to Picovir® as a result of our joint marketing efforts with Aventis Pharmaceuticals Inc.

General and administrative expenses for the quarter ended September 30, 2003 of approximately $3.8 million increased $1.9 million from $1.9 million in the same period in 2002. This increase was primarily due to a $1.7 million charge for a lease that the Company believes has no further economic value and expenses related to business development efforts undertaken in the third quarter of 2003.

Interest income for the quarter ended September 30, 2003 of $0.4 million decreased by $0.8 million when compared to interest income of $1.2 million during the same period in the prior year. This decrease in interest income is due from lower invested balances and lower interest yields. Interest expense for the quarter ended September 30, 2003 of $2.1 million decreased $0.7 million when compared to interest expense of $2.8 million during the same period in 2002. This decrease in interest expense is due to the repurchase of $50.1 million in principal amount of our outstanding 6% convertible subordinated notes due 2007 in the second half of 2002 and first quarter of 2003.

During the third quarter of 2002, the Company terminated its co-promotion and co-development agreement with Aventis Pharmaceuticals Inc., discontinued its sales force operations and sold its sales force to Aventis. The Company had no income or loss from discontinued sales operations for the quarter ended September 30, 2003 compared to income of approximately $12.3 million for the same period in 2002. The income from discontinued sales operations for the quarter ended September 30, 2002 included $4.4 million in detailing fees received by the Company for detailing activities during that period and a $15.4 million gain on the sale of ViroPharma’s sales force to Aventis Pharmaceuticals, Inc, and is net of a $3.0 million charge related to both the severance of personnel and the termination of operational commitments related to the sales force and $4.5 million in sales operational costs.

As of September 30, 2003, ViroPharma had approximately $124.7 million in cash, cash equivalents and short-term investments.

Nine months ended September 30, 2003

For the nine months ended September 30, 2003, the Company reported a net loss of $29.8 million compared to a net loss of $20.8 million for the same period in 2002. Net loss per share for the nine months ended September 30, 2003 was $1.16 per share, basic and diluted, compared to net loss of $0.89 per share, basic and diluted for the same period in 2002.

ViroPharma’s loss from continuing operations for the nine months ended September 30, 2003 decreased to approximately $29.8 million from a loss of approximately $31.2 million for the same period in 2002. During the nine months ended September 30, 2003, the Company purchased $5.0 million of face value of its outstanding 6% convertible subordinated notes due 2007 for $2.1 million, resulting in a gain of approximately $2.8 million after the write-off of $0.1 million in related deferred financing costs. During the same period in 2002, the Company purchased $23.7 million of principal amount of the convertible notes under this program for approximately $8.0 million and recognized a $15.2 million gain after the write-off of $0.5 million in related deferred financing costs. Loss per share from continuing operations for the nine months ended September 30, 2003 was $1.16 per share, basic and diluted, compared to loss per share from continuing operations of $1.33 per share, basic and diluted, in the same period in 2002.

Revenues were approximately $0.6 million for the nine months ended September 30, 2003, compared to approximately $5.3 million during the same period in 2002. During the nine months ended September 30, 2002, the Company accelerated recognition of $4.0 million of an up-front license fee revenue related to the collaboration agreement with Aventis Pharmaceuticals Inc. that was terminated in August of 2002.

Research and development expenses decreased approximately $17.3 million to $17.5 million in the nine-month period ended September 30, 2003 from $34.8 million in the same period in 2002. In the nine month period ended September 30, 2003, the Company paid GlaxoSmithKline a $3.5 million license fee for the worldwide rights (excluding Japan) tomaribavir, or 1263W94, that is an inhibitor of cytomegalovirus (CMV). During the nine months ended September 30, 2003, the Company had no marketing expenses. During the same period in 2002, the Company incurred $6.8 million in marketing expenses related to Picovir® as a result of ViroPharma’s joint marketing efforts with Aventis Pharmaceuticals Inc. General and administrative expenses for the nine months ended September 30, 2003 of approximately $7.4 million increased $1.2 million from $6.2 million in the same period in 2002.

Interest income for the nine months ended September 30, 2003 of $1.5 million decreased by $3.2 million when compared to interest income of $4.7 million during the same period in the prior year. Interest expense for the nine months ended September 30, 2003 decreased $2.3 million to $6.4 million.

VIROPHARMA INCORPORATED is committed to the commercialization, development and discovery of antiviral pharmaceuticals. VIROPHARMA is currently focused on drug development of maribavir for the prevention and treatment of cytomegalovirus infection in transplant patients, drug development and discovery activities in hepatitis C, biodefense and emerging diseases initiatives, and is considering the development of Picovir® to treat patients suffering from severe or life-threatening enteroviral infections and the development of an intranasal formulation of Picovir® for the treatment of the common cold.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2002	2003	2002	2003
Revenue	$4,220	$218	$5,297	$561

Continuing operating expenses incurred in the development stage:
Research and development	10,068	7,003	34,754	17,486
Acquisition of technology rights	—	3,500		3,500
Marketing	704	—	6,755	—
General and administrative	1,858	3,759	6,244	7,366

Total operating expenses	12,630	14,262	47,753	28,352

Gain on repurchase of debt	15,204	—	15,204	2,805
Interest income	1,179	384	4,741	1,494
Interest expense	2,845	2,102	8,665	6,351

Income (loss) from continuing operations	5,128	(15,762)	(31,176)	(29,843)

Discontinued operations:
Income from discontinued sales operations	12,315	—	10,381	—

Net income (loss)	$17,443	$(15,762)	$(20,795)	$(29,843)

Basic and diluted income (loss) per share from continuing operations	$0.21	$(0.61)	$(1.33)	$(1.16)

Basic and diluted income per share from discontinued sales operations	$0.50	$—	$0.44	$—

Basic and diluted net income (loss) per share	$0.71	$(0.61)	$(0.89)	$(1.16)

Shares used in computing basic net income (loss) per share amounts	24,663	25,889	23,354	25,835

Shares used in computing diluted net income (loss) per share amounts	24,734	25,889	23,354	25,835

Consolidated Balance Sheets:

(in thousands)

	December 31, 2002	September 30, 2003
Cash, cash equivalents and short-term investments	$158,282	$124,702
Working capital	152,772	120,123
Total assets	173,531	137,666
Long-term obligations	134,908	129,900
Total stockholders’ equity (deficit)	27,811	(1,972)